Exhibit 14(b)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Morgan Stanley Direct Lending Fund:

We have audited the consolidated statements of assets and liabilities of Morgan Stanley Direct Lending Fund and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in net assets, cash flows for each of the three years in the period then ended, the financial highlights for each of the four years in the period then ended, and the related notes (collectively referred to as the “financial statements”) and our report dated March 1, 2024, expressed an unqualified opinion on those financial statements. Our audits of the Company also included the information as of December 31, 2023, 2022, 2021, 2020 and 2019, appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2023, 2022, 2021, 2020 and 2019 appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

New York, NY

March 1, 2024